EXHIBIT 10.10

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made between Alexandria Real Estate Equities, Inc. (the "Company") and James H. Richardson ("Employee"), effective as of January 1, 2005 (the "Effective Date").

RECITALS

Whereas, Employee is currently employed by the Company as its President, pursuant to an Executive Employment Agreement originally adopted on December 31, 1997 and subsequently extended through December 31, 2004; and

Whereas, the Company desires to continue to employ Employee as its President, and Employee is willing to continue such employment by the Company, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

Now, Therefore, in consideration of the mutual promises and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

SECTION 1. POSITION; DUTIES; LOCATION.

During the Term (as defined in Section 2 below), Employee agrees to be employed by and to serve the Company as its President, and the Company agrees to employ and retain Employee in such capacity. In addition, Employee agrees to serve in such capacities for the Company's subsidiaries, and in such additional capacities consistent with Employee's current position as a senior executive of the Company, as may be determined by the Board of Directors of the Company (the "Board"), and the Company agrees to employ Employee in such capacities. Employee shall devote such of his business time, energy, and skill to the affairs of the Company and its subsidiaries as shall be necessary to perform the duties of such positions. Notwithstanding the foregoing, subject to any written policies of the Company, nothing in this Agreement shall preclude Employee from (i) engaging in charitable and community affairs and not-for- profit activities, so long as they are consistent with his duties and responsibilities under this Agreement; (ii) managing his personal investments; (iii) serving on the boards of directors of non-profit companies; and (iv) serving on the boards of directors of other for-profit companies; provided, however, that, prior to accepting a position on any such for-profit board of directors, Employee shall obtain the approval of the Board (or, if applicable, the appropriate committee thereof), which shall not be unreasonably withheld; and provided, further, however, that Employee shall submit to the Board (or the appropriate committee thereof) a list of any for-profit boards of directors on which Employee is serving as of the Effective Date of this Agreement. Employee shall report to the Chief Executive Officer ("CEO") and at all times during the Term shall have powers and duties at least commensurate with his position as a senior executive officer. Employee shall be based in the San Francisco Bay Area, except for required travel on the Company's business.

SECTION 2. TERM.

The term of this Agreement (the "Term") shall be for a period commencing on the "Effective Date" and ending on December 31, 2009, unless terminated earlier pursuant to Section 3 of this Agreement. Commencing on December 31, 2009, and on each subsequent anniversary thereof, the Term shall be automatically extended for one (1) additional year unless, no later than six (6) months before such date, either party shall have given written notice to the other that it does not wish to extend the Term. References herein to the Term shall refer to both the initial Term and any such extended Term.

SECTION 3. COMPENSATION AND OTHER BENEFITS.

In consideration of Employee's employment, and except as otherwise provided herein, Employee shall receive from the Company the compensation and benefits described in this Section 3. Employee authorizes the Company to deduct and withhold from all compensation to be paid to Employee any and all sums required to be deducted or withheld by the Company pursuant to the provisions of any federal, state, or local law, regulation, ruling, or ordinance, including, but not limited to, income tax withholding and payroll taxes.

3.1 Base Salary. During the Term and subject to the terms and conditions set forth herein, the Company agrees to pay Employee an annual base salary equal to Four Hundred and Seventy Five Thousand Dollars ($475,000), less standard payroll deductions and tax withholdings, payable on the Company's regular payroll schedule (the "Base Salary"). Employee's Base Salary shall be reviewed no less frequently than on each anniversary of the Effective Date during the Term by the Board (or such committee as may be appointed by the Board for such purpose). The Base Salary payable to Employee shall be increased on each such anniversary date (and such other times as the Board or a committee of the Board may deem appropriate during the Term) to an amount determined by the Board (or a committee of the Board). Each such new Base Salary shall become the base for each successive annual increase; provided, however, that such increase, at a minimum, shall be equal to the cumulative cost-of-living increment as reported in the "Consumer Price Index, San Francisco, California, All Items," published by the U.S. Department of Labor (using January 1, 2005 as the base date for comparison). Any increase in Base Salary or other compensation shall in no way limit or reduce any other obligations of the Company hereunder and, once established at an increased specified rate, Employee's Base Salary shall not be reduced unless Employee otherwise agrees in writing.

3.2 Bonus.  Employee shall be eligible to receive a bonus for each fiscal year of the Company (or portion thereof) during the Term (each, a "Bonus"), with the Bonus to consist of (i) a retention bonus equal to 50% of Employee's Base Salary (the "Retention Bonus") for the Employee's continued good faith service through the end of such fiscal year, which shall be deemed to be earned as of January 1 of the next fiscal year and paid no later than the end of the first quarter of that next fiscal year at the time at which such Retention Bonuses are paid by the Company to senior executives; and (ii) an amount (the "Performance Bonus") as determined in the sole discretion of the Board (or a committee of the Board) based upon its evaluation of Employee's performance and the performance of the Company during such year and such other factors and conditions as the Board (or a committee of the Board) deems relevant (the "Performance Bonus Criteria"), with the amount payable upon achievement of target levels of performance being no less than 50% of Base Salary (the "Performance Bonus Target"); provided, however, that the Board, in its reasonable discretion, may provide for an award in an amount less than the Performance Bonus Target in the event that the Performance Bonus Criteria are not fully achieved and for an award in an amount more than the Performance Bonus Target in the event that the Performance Bonus Criteria are exceeded. Any such Performance Bonus shall be payable within 185 days after the end of Corporation's fiscal year (the "Bonus Year") to which such Performance Bonus relates; provided that, in the event that Employee terminates employment with the Company for any reason other than a termination by the Company for Cause after the end of the Bonus Year and prior to the date when such Performance Bonuses are paid by the Company to senior executives, then Employee shall receive the same Performance Bonus that would have been awarded to Employee in the absence of such termination and it shall be paid to Employee at the same time that Performance Bonuses are paid by the Company to other senior executives. The Performance Bonus Criteria shall be developed in the reasonable discretion of the Board (or a committee of the Board) after consultation with Employee.

3.3 Restricted Stock; Options. As of January 1, 2006, Employee shall be granted 12,500 shares (the "Signing Bonus Shares") of restricted Company stock, as a signing bonus in recognition of, among other things, his superior performance during his previous period of employment, which shares shall vest in equal monthly increments over a period of twenty-four (24) months. Employee shall also be eligible for additional grants of restricted stock in the Company from time to time as shall be determined by the Compensation Committee of the Board in its sole discretion, and subject to such vesting, exercisability, and other provisions as the Board may determine in its discretion, after reviewing the performance of both Employee and the Company. Any stock options that Employee has already been granted by the Company prior to the execution of this Agreement shall continue to be governed in all respects by the terms of the applicable stock option agreement, grant notice and plan documents.

3.4 Vacation. Employee shall be entitled to accrue a minimum of six (6) weeks of paid vacation during each calendar year during the Term and any extensions thereof, prorated for partial years. Any accrued vacation not taken during any year may be carried forward to subsequent years; provided that Employee may not accrue more than twelve (12) weeks of unused vacation at any time. Unused vacation in excess of Employee's allowable accrued vacation under the foregoing proviso shall be promptly paid to Employee at the end of each year in a cash amount equal to the number of weeks of excess vacation time, multiplied by Employee's weekly Base Salary.

3.5 Life Insurance. During the Term, the Company shall, at its sole cost and expense, procure and keep in effect term life insurance on the life of Employee, payable to such beneficiaries as Employee may from time to time designate, in the aggregate amount of $2,500,000. Such policy shall be owned by Employee or by a member of his immediate family. The Company shall have no incidents of ownership therein.

3.6 Disability Insurance.  During the Term, the Company shall, at its sole cost and expense, procure and keep in effect long-term disability, accidental death and disability, and short-term disability insurance coverage comparable to Employee's current disability insurance policy, payable to Employee in an annual amount not less than sixty percent (60%) of Employee's then existing Base Salary.

3.7 Other Benefits. Employee shall be eligible to participate in such of the Company's benefit and deferred compensation plans as may be made available to executive officers of the Company, including, without limitation, the Company's stock incentive plans, annual incentive compensation plans, profit sharing/pension plans, deferred compensation plans, annual physical examinations, dental plans, vision plans, sick pay, medical plans, personal catastrophe and accidental death insurance plans, financial planning, automobile arrangements, retirement plans and supplementary executive retirement plans, if any. For purposes of establishing the length of service under any benefit plans or programs of the Company, Employee's employment with the Company shall be deemed to have commenced on July 31, 1997.

3.8 Reimbursement for Expenses.  During the Term, the Company shall reimburse Employee for all reasonable out-of-pocket business and/or entertainment expenses incurred by Employee for the purpose of and in connection with the performance of his services pursuant to this Agreement. Employee shall be entitled to such reimbursement upon the presentation by Employee to the Company of vouchers or other statements itemizing such expenses in reasonable detail consistent with the Company's policies. In addition, Employee shall be entitled to reimbursement for (i) dues and membership fees in professional organizations and/or industry associations in which Employee is currently a member or becomes a member; (ii) appropriate industry seminars and mandatory continuing education and (iii) membership in a health club of Employee's choosing up to a maximum annual fee of $2,500.

SECTION 4. TERMINATION; SEVERANCE.

4.1 Termination. Either the Company or Employee may terminate this Agreement at any time prior to the end of the Term, with or without Cause or Good Reason, subject to the terms and conditions set forth herein.

4.2 Compensation and Benefits Upon Termination. Upon the termination of this Agreement for any reason, the Company shall pay Employee: (a) all of Employee's accrued and unused vacation and unpaid Base Salary earned through Employee's last day of employment (the "Separation Date"); and (b) any Bonus earned but unpaid as of the Separation Date (i.e., in the event Employee has worked through the end of the fiscal year and earned a Bonus, but such Bonus has not been paid as of the Separation Date).

4.3 Termination For Cause. The Company shall be entitled to terminate this Agreement for Cause (as defined herein) immediately upon written notice to Employee, which notice shall specify the reason for and the effective date of such termination. In that event, the Company shall pay Employee the compensation set forth in Section 4.2 of this Agreement, and Employee shall not be entitled to any further compensation from the Company, including severance benefits.

4.4 Termination Without Cause. The Company shall be entitled to terminate this Agreement without Cause (as defined herein) immediately upon written notice to Employee. In that event, the Employee shall receive the following severance benefits:

(a) A lump sum amount (payable within ten (10) days following the Separation Date) equal to the Base Salary otherwise payable to Employee during the remainder of the Term had such early termination of this Agreement not occurred (but in no event less than two years of Base Salary), plus a lump sum amount equal to Employee's target bonus for the fiscal year in which Employee's employment termination is effective as determined by the Board (or a committee thereof) (or if such target has not yet been determined, the average of the annual bonuses earned by Employee in the two (2) years immediately preceding the date of termination) ("Target Bonus"). These amounts shall be subject to standard payroll deductions and withholdings.

(b) The Company shall accelerate the vesting of any equity awards previously granted to Employee by the Company (whether in the form of stock options or shares of restricted stock) such that all unvested shares shall be deemed vested as of the Separation Date.

In the event the Company terminates Employee's employment without Cause following a Change in Control (as defined herein), then Employee shall be entitled to the accelerated vesting set forth above in Section 4.4(b) of this Agreement, as well as the cash severance payments set forth in Section 4.4(a) of this Agreement, except that such lump-sum amounts shall be multiplied by three (3); provided that the total of such lump sums shall not exceed three times Employee's Base Salary plus three times Employee's Target Bonus.

4.5 Termination Upon Death or Disability. The Agreement shall terminate immediately upon Employee's death or Disability (as defined herein). In that event, Employee shall be entitled to the compensation set forth in Section 4.2 of this Agreement, as well as the severance benefits set forth in Sections 4.4(a) and (b) of this Agreement.

4.6 Resignation Without Good Reason. Employee shall be entitled to resign without Good Reason at any time upon written notice to the Company thirty (30) days prior to the effective date of such resignation, which shall be specified in Employee's notice of resignation. In that event, the Company shall pay Employee the compensation set forth in Section 4.2 of this Agreement, and Employee shall not be entitled to any further compensation from the Company, including severance benefits.

4.7 Resignation For Good Reason Not Following A Change In Control. Employee shall be entitled to terminate this Agreement upon a material breach of this Agreement by the Company, or a failure to provide directors and officers liability insurance coverage applicable to Employee, at any time not following a Change in Control, if such breach or failure is not cured by the Company within thirty (30) days after Employee delivers the Company written notice thereof specifying the nature of such breach or failure. In that event, the Employee's resignation shall be deemed a resignation for Good Reason, and Employee shall be entitled to the compensation set forth in Section 4.2 of this Agreement, as well as the severance benefits set forth in Sections 4.4(a) and (b) of this Agreement. Employee's right to terminate Employee's employment under this Section 4.7, as well as under Section 4.8 for Good Reason following a Change in Control, shall not be affected by any Disability of Employee, and Employee's continued employment by the Company shall not constitute a consent to, or a waiver of rights with respect to, any circumstance giving rise to a resignation for Good Reason under either Sections 4.7 or 4.8 of this Agreement.

4.8 Resignation For Good Reason Following A Change In Control. Employee shall be entitled to terminate this Agreement for Good Reason following a Change in Control (as defined in Section 4.10.3 herein). In that event, Employee shall be entitled to the accelerated vesting set forth above in Section 4.4(b) of this Agreement, as well as the cash severance payments set forth in Section 4.4(a) of this Agreement, except that such lump-sum amounts shall be multiplied by three (3); provided that the total of such lump sums shall not exceed three times Employee's Base Salary plus three times Employee's Target Bonus.

4.9 Release. As a condition to receipt of any severance benefits under this Agreement, Employee (or Employee's heirs, in the event of Employee's death) shall be required to provide the Company with an effective general release of any and all known and unknown claims against the Company and its officers, directors, employees, shareholders, parents, subsidiaries, successors, agents, and affiliates, in a form reasonably required by the Company.

4.10 Definitions. For purposes of this Agreement, the following definitions shall apply:

4.10.1 Disability. The term "disability" shall mean a physical or mental disability that renders Employee unable to perform one or more of the essential functions of his job, as determined by the Board, for a period of 180 days during any 365 day period.

4.10.2 Cause. For purposes of this Agreement, "Cause" shall mean: (a) Employee's use of alcohol or narcotics which proximately results in the willful Material Breach (as defined below) or habitual willful neglect of Employee's duties under this Agreement; (b) Employee's criminal conviction of fraud, embezzlement, misappropriation of assets, malicious mischief, or any felony; or (c) Employee's willful Material Breach of this Agreement, if such willful Material Breach is not cured by Employee within thirty (30) days after the Company's written notice thereof specifying the nature of such willful Material Breach. For purposes of this Section 4.10.2, the term willful "Material Breach" shall mean the substantial and continual willful nonperformance of Employee's duties under this Agreement which the Board determines has resulted or is likely to result in material injury to the Company.

4.10.3 Good Reason Following A Change In Control. Following a Change in Control (as defined in Section 4.10.4 below), "Good Reason" shall mean, without the Employee's express written consent, a material breach of this Agreement by the Company, including the occurrence of any of the following circumstances, which breach is not fully corrected within thirty (30) days after written notice thereof specifying the nature of such breach has been delivered to the Company: (a) the assignment to the Employee of any duties inconsistent with the position in the Company that the Employee held immediately prior to the Change in Control, or an adverse alteration in the nature or status of the Employee's responsibilities from those in effect immediately prior to such change; (b) a reduction by the Company in the Employee's annual base salary as in effect on the date hereof or as the same may be increased from time to time; (c) the relocation of the Employee's offices to a location outside the San Francisco Peninsula (or, if different, the metropolitan area in which such offices are located immediately prior to the Change in Control), or the Company's requiring Employee to travel on the Company's business to an extent not substantially consistent with Employee's business travel obligations immediately prior to the Change in Control; (d) the failure by the Company to pay the Employee any portion of his current compensation except pursuant to an across-the-board compensation deferral similarly affecting all the Employees of the Company and all the Employees of any entity whose actions resulted in a Change in Control, or to pay Employee any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due; (e) the failure by the Company to continue in effect any compensation plan in which the Employee participates immediately prior to the Change in Control which is material to the Employee's total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue Employee's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of participation relative to other participants, as existed at the time of the Change in Control; (f) the failure by the Company to continue to provide Employee with benefits substantially similar to those under any of the Company's directors and officers liability insurance, life insurance, medical, health and accident, or disability plans in which the Employee was participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Employee of any material fringe benefit enjoyed by him at the time of the Change in Control, or the failure by the Company to provide the Employee with the number of paid vacation days to which he is entitled in accordance with the Company's normal vacation policy in effect at the time of the Change in Control; or (g) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement.

4.10.4 Change of Control. A "Change in Control" shall be deemed to have occurred if:

(a) any Person, as such term is used in section 3(a)(9) of the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act"), as modified and used in sections 13(d) and 14(d) thereof, except that such term shall not include (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) a Company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (E) a person or group as used in Rule 13d-1(b) under the Exchange Act, that is or becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities; or

(b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(c) there is consummated a merger or consolidation of the Company with any other Company, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least seventy-five percent (75%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities; or

(d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least seventy-five (75%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

4.11 Gross-Up. If any of the Total Payments (as hereinafter defined) will be subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (the "Excise Tax"), the Company shall pay to the Employee, no later than the tenth (10th) day following the Separation Date, an additional amount (the "Gross-Up Payment") such that the net amount retained by him, after deduction of any Excise Tax on the Total Payments and any federal, state and local income tax and excise tax upon the payment provided for by this Section 4.11, shall be equal to the Total Payments. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all payments or benefits received or to be received by the Employee in connection with a Change in Control or the termination of the Employee's employment (whether payable pursuant to the terms of this Agreement or of any other plan, arrangement or agreement with the Company, its successors, any person whose actions result in a Change in Control or any person affiliated (or which, as a result of the completion of the transactions causing a Change in Control, will become affiliated) with the Company or such person within the meaning of Section 1504 of the Code (the "Total Payments")) shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel selected by the Company's independent auditors and reasonably acceptable to the Employee, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, and all "excess parachute payments" (within the meaning of Section 280G(b)(1) of the Code) shall be treated as subject to the Excise Tax, unless in the opinion of such tax counsel such excess parachute payments represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code, or are not otherwise subject to the Excise Tax, and (ii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the residence of Employee on the Separation Date, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

4.12 No Offset. Employee shall not be required to mitigate damages under this Agreement by seeking other comparable employment or otherwise.

SECTION 5. PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT.

Employee shall be required to continue compliance with his obligations under the Employee Proprietary Information and Inventions Agreement that Employee previously executed with the Company.

SECTION 6. COMPANY POLICIES.

Employee shall be required to continue compliance with the Company's employee policies and procedures established by the Company from time to time.

SECTION 7. ASSIGNABILITY.

This Agreement is binding upon and inures to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors and assigns. The Company may assign its rights or delegate its duties under this Agreement at any time and from time to time. However, the parties acknowledge that the availability of Employee to perform services and the covenants provided by Employee hereunder are personal to Employee and have been a material consideration for the Company to enter into this Agreement. Accordingly, Employee may not assign any of Employee's rights or delegate any of Employee's duties under this Agreement, either voluntarily or by operation of law, without the prior written consent of the Company, which may be given or withheld by the Company in its sole and absolute discretion.

SECTION 8. NOTICES.

All notices and other communications under this Agreement shall be in writing and shall be given by facsimile, first class mail (certified or registered with return receipt requested), or Federal Express overnight delivery, and shall be deemed to have been duly given three days after mailing or twenty-four (24) hours after transmission of a facsimile or Federal Express overnight delivery (if the receipt of the facsimile or Federal Express overnight delivery is confirmed) to the respective persons named below:

If to the Company: Alexandra Real Estate Equities, Inc.

385 E. Colorado Boulevard
Suite 299

Pasadena, CA  91101

Phone:  (626) 578 0777

If to Employee: James H. Richardson
c/o Alexandria Real Estate Equities, Inc.
2929 Campus Drive
Suite 400A
San Mateo, CA 94403-2537

Any Party may change such Party's address for notices by notice duly given pursuant hereto.

SECTION 9. ARBITRATION.

To ensure the timely and economical resolution of disputes that may arise in connection with Employee's employment with the Company, Employee and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Employee's employment, or the termination of Employee's employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Los Angeles, California, conducted by JAMS under the then applicable JAMS rules. By agreeing to this arbitration procedure, both Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator's essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Employee or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS' arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

SECTION 10. MISCELLANEOUS.

10.1 Entire Agreement. This Agreement contains the full, complete, and exclusive embodiment of the entire agreement of the parties with regard to the subject matter hereof and supersedes all prior communications, representations, or agreements, oral or written, and all negotiations, conversations or discussions between or among the parties relating to this Agreement. Employee has not entered into this Agreement in reliance on any representations, written or oral, other than those contained herein. Any ambiguity in this document shall not be construed against either party as the drafter.

10.2 Amendment. This Agreement may not be amended except by an instrument in writing duly executed by the parties hereto.

10.3 Applicable Law; Choice of Forum. This Agreement has been made and executed under, and will be construed and interpreted in accordance with, the laws of the State of California.

10.4 Provisions Severable. Every provision of this Agreement is intended to be severable from every other provision of this Agreement. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or in part, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement; and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein except to the extent that such provision may be construed and modified so as to render it valid, lawful, and enforceable in a manner consistent with the intent of the parties to the extent compatible with the applicable law as it shall then appear.

10.5 Non-Waiver of Rights and Breaches. Any waiver by a party of any breach of any provision of this Agreement will not be deemed to be a waiver of any subsequent breach of that provision, or of any breach of any other provision of this Agreement. No failure or delay in exercising any right, power, or privilege granted to a party under any provision of this Agreement will be deemed a waiver of that or any other right, power or privilege. No single or partial exercise of any right, power or privilege granted to a party under any provision of this Agreement will preclude any other or further exercise of that or any other right, power or privilege.

10.6 Headings. The headings of the Sections and Paragraphs of this Agreement are inserted for ease of reference only, and will have no effect in the construction or interpretation of this Agreement.

10.7 Counterparts. This Agreement and any amendment or supplement to this Agreement may be executed in two or more counterparts, each of which will constitute an original but all of which will together constitute a single instrument. Transmission by facsimile of an executed counterpart signature page hereof by a party hereto shall constitute due execution and delivery of this Agreement by such party.

10.8 Indemnification. In addition to any rights to indemnification to which Employee is entitled under the Company's Charter and By-Laws, the Company shall indemnify Employee at all times during and after the Term of this Agreement to the maximum extent permitted under Section 2-418 of the General Corporation Law of the State of Maryland or any successor provision thereof and any other applicable state law, and shall pay Employee's expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit, or proceeding, to the maximum extent permitted under such applicable state laws.

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed on January 9, 2006, effective as of the Effective Date.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

By:/s/Joel S. Marcus

Name:Joel S. Marcus
Title:Chief Executive Officer

JAMES H. RICHARDSON

/s/James H. Richardson